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                             OLYMPIC FINANCIAL LTD.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                             (DOLLARS IN THOUSANDS)

                                                                       YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------
(Dollars in thousands)                              1992          1993          1994          1995          1996
                                                 -----------   -----------   -----------   -----------   -----------
COMPUTATION OF INCOME:
Income (loss) before income taxes and
  extraordinary item...........................  $    (1,342)  $     1,395   $     6,030   $    48,835   $    96,004
Capitalized interest...........................           --            --            --            --            --
                                                 -----------   -----------   -----------   -----------   -----------
Income before income taxes and capitalized
  interest.....................................       (1,342)        1,395         6,030        48,835        96,004
Fixed charges..................................          878         1,927         5,700        17,784        26,366
                                                 -----------   -----------   -----------   -----------   -----------
Total income (loss) for computation............  $      (464)  $     3,322   $    11,730   $    66,619   $   122,370
                                                 -----------   -----------   -----------   -----------   -----------
                                                 -----------   -----------   -----------   -----------   -----------

COMPUTATION OF FIXED CHARGES:
Portion of rentals deemed representative of
  interest (a).................................  $        68   $       129   $       284   $       614   $     1,173

INTEREST:
Interest on long-term debt.....................          702         1,648         4,885        15,529        21,153
Interest other than funding of purchase of auto
  loans........................................           70            63           116           945         2,836
Amortization of debt placement.................           38            87           415           696         1,204
Capitalized interest...........................           --            --            --            --            --
                                                 -----------   -----------   -----------   -----------   -----------
Total fixed charges............................  $       878   $     1,927   $     5,700   $    17,784   $    26,366
                                                 -----------   -----------   -----------   -----------   -----------
                                                 -----------   -----------   -----------   -----------   -----------
Preferred stock dividends on a pre-tax basis...           --           192         3,286         3,688         1,829
Total combined fixed charges and preferred
  stock dividends..............................  $       878   $     2,119   $     8,986   $    21,472   $    28,195
                                                 -----------   -----------   -----------   -----------   -----------
                                                 -----------   -----------   -----------   -----------   -----------
Ratio of earnings to combined fixed charges and
  preferred stock dividends....................           --         1.57x         1.31x         3.10x         4.34x
Deficiency in earnings to combined fixed
  charges and preferred stock dividends........  $    (1,342)           --            --            --            --

ADDITIONAL INFORMATION:
Net rental expense.............................  $       207   $       391   $       861   $     1,842   $     3,520
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(a) Portion of rental deemed representative of interest equals one third of rental expense.